Exhibit 4.1
INSTRUMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE
     This INSTRUMENT OF RESIGNATION, APPOINTMENT, AND ACCEPTANCE dated as of October 2, 2008 (this “Instrument”) among CHEVRON CANADA FUNDING COMPANY, an unlimited liability company organized under the laws of Nova Scotia, Canada (“CCFC”), CHEVRON CORPORATION, a Delaware corporation (the “Guarantor”), THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Retiring Trustee”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (the “Successor Trustee”).
W I T N E S S E T H :
     WHEREAS, CCFC (formerly ChevronTexaco Capital Company), Chevron Corporation, as guarantor, and the Retiring Trustee (as successor to JPMorgan Chase Bank) are parties to that certain Indenture dated as of July 15, 2002 (the “Original Indenture”), that certain First Supplemental Indenture dated as of September 10, 2002 and that certain Second Supplemental Indenture dated as of February 12, 2003 (collectively, the “Indenture”);
     WHEREAS, the Retiring Trustee has by letter dated the date hereof, pursuant to and in accordance with Section 7.10 of the Original Indenture, notified CCFC and the Guarantor that it has resigned as Trustee under the Indenture, effective as of the close of business on the date hereof;
     WHEREAS, CCFC, pursuant to Section 7.10 of the Original Indenture, has appointed the Successor Trustee to succeed the Retiring Trustee as Trustee under the Indenture; and
     WHEREAS, the Successor Trustee desires to accept, pursuant to Section 7.11 of the Original Indenture, appointment as Trustee under the Indenture,
     NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:
     Section 1. CCFC and the Guarantor hereby accept the resignation of the Retiring Trustee and appoint the Successor Trustee as Trustee under the Indenture, subject to all the trusts, conditions and provisions of the Indenture, to fill the vacancy created by the resignation of the Retiring Trustee, such resignation and appointment to be effective as of the close of business on the date hereof.
     Section 2. The Retiring Trustee hereby conveys, assigns and transfers to the Successor Trustee, and to its successors and assigns, upon the trusts expressed in the Indenture, all the rights, powers and trusts of the Retiring Trustee as Trustee under and pursuant to the Indenture, with like effect as if the Successor Trustee was originally names as Trustee under the Indenture.
     Section 3. The Successor Trustee represents and warrants to the Retiring Trustee, the Issuer and the Guarantor that it is eligible and has been duly authorized to serve as Trustee under the Indenture.
     Section 4. The Successor Trustee hereby accepts appointment as Trustee under the Indenture, subject to all the trusts, conditions and provisions of the Indenture, and accepts, upon the trusts expressed in the Indenture, all the rights, powers and trusts of the Retiring Trustee as Trustee under and pursuant to the Indenture, with like effect as if the Successor Trustee was originally named as Trustee under the Indenture and agrees to be bound by all the terms of the Indenture, such acceptance and agreement to be effective as of the close of business on the date hereof.
     Section 5. At the request of the Successor Trustee and CCFC, the Retiring Trustee, for the purpose of more fully and certainly vesting in and confirming to the Successor Trustee as Trustee under the Indenture the rights and powers which the Retiring Trustee now holds under and by virtue of the Indenture, hereby joins in the execution hereof and agrees, upon reasonable request of the Successor Trustee, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required for more fully and certainly vesting in and confirming to the Successor Trustee such rights and powers.
     Section 6. For the purposes of Section 14.02 of the Indenture, all communications intended for the Trustee shall be sent to:

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Wells Fargo Bank, National Association
707 Wilshire Blvd, 17th Floor
Los Angeles, CA 90017
Attention: Corporate Trust Department
Facsimile: (213) 614-3355
     Section 7. This Instrument shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.
     Section 8. This Instrument may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
     Section 9. Capitalized terms not otherwise defined in this Instrument shall have the respective meanings given them in the Indenture.
     IN WITNESS WHEREOF, the parties hereto have caused this Instrument to be duly executed as of the day and year first above written.

CHEVRON CANADA FUNDING COMPANY

By:	/s/ Richard E. Lee
Name:	Richard E. Lee
Title:	Assistant Treasurer

CHEVRON CORPORATION

By:	/s/ Jennifer J. Machado
Name:	Jennifer J. Machado
Title:	Assistant Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Geovanni Barris
Name:	Geovanni Barris
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Maddy Hall
Name:	Maddy Hall
Title:	Vice President

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